Exhibit 99.1

Contact:

Investors –
Charles M. Fleischman
President, Digene
(301) 944-7000

Media –

Pam Rasmussen, Digene
(301) 944-7196
Sean Leous, Financial Dynamics
(212) 850-5600

DIGENE ANNOUNCES SETTLEMENT AND LICENSE AGREEMENT WITH GEORGETOWN UNIVERSITY

Gaithersburg, Maryland – July 14, 2005 – Digene Corp. (Nasdaq: DIGE) today announced that the Company has entered into a Settlement and License Agreement with Georgetown University to settle its litigation, currently pending in the United States District Court for the District of Columbia. The litigation between the Company and Georgetown University began in October 2004 and relates to a license agreement with Georgetown University for U.S. Patent No. 5,643,715 and corresponding foreign patents and patent applications relating to human papillomavirus (HPV) type 52, and to U.S. Patent No. 5,057,411 and corresponding foreign patents relating to the use of the L1 gene sequence to detect specific HPV types. Digene has described this litigation in its filings with the Securities and Exchange Commission. The significant terms of the Settlement and License Agreement are described below.

Digene will record a pretax charge of $7.5 million in settlement expense in its 2005 fiscal fourth quarter results. As part of the Agreement, Digene will pay ongoing royalty fees to Georgetown University. Digene’s total royalty and technology fees, inclusive of royalty fees paid to Georgetown University, are expected to be approximately 5-6% of product sales going forward, consistent with prior guidance. Except for the $7.5 million settlement expense, Digene does not expect this transaction to impact its guidance for the fiscal year 2005.

Under the Settlement and License Agreement executed July 12, 2005, Digene made an initial payment to Georgetown University of $3.75 million, and Digene agreed to make a second payment to Georgetown University of $3.75 million no later than October 15, 2005. Digene will also pay Georgetown University royalties on future net sales of products covered by the license grant. Digene’s obligation to make royalty payments will end on July 1, 2014 for U.S. Patent No. 5,643,715 and will end on October 15, 2008 for U.S. Patent No. 5,057,411, unless earlier terminated in accordance with the terms of the Agreement.

“This settlement will enable us to focus our efforts and resources on the commercialization of the Digene® HPV Test,” said Evan Jones, Chairman and Chief Executive Officer of Digene. “We are pleased to eliminate the expense and distraction of ongoing legal proceedings and we believe we have strengthened our rights under the Settlement and License Agreement.”

“Georgetown University is delighted to have reached an amicable resolution of the dispute with Digene, and looks forward to a collaborative relationship moving forward”, said Martin Mullins, Vice President of Technology Licensing, Georgetown University.

About Digene
Digene Corporation (Nasdaq: DIGE), based in Gaithersburg, MD, develops, manufactures and markets proprietary DNA and RNA testing systems for the screening, monitoring and diagnosis of human diseases — with a focus on women’s cancers and infectious diseases. The company’s hc2 High-Risk HPV DNA Test is the only test for human papillomavirus approved by the FDA, and is approved for both follow-up evaluation in women with inconclusive Pap results and for primary adjunctive screening with the Pap test in women age 30 and older. For primary adjunctive screening, it is marketed as both The Digene HPV Test and the DNAwithPap™ Test. These brand names do not refer to the Digene product that tests for several types of the virus commonly referred to as “low-risk HPV,” which are not associated with cervical cancer. For more information, visit www.thehpvtest.com. Digene’s product portfolio also includes DNA tests for the detection of other sexually transmitted infections, including chlamydia and gonorrhea, as well as tests for blood viruses. For more information, visit the company’s Web site, www.digene.com. Investors also may contact Charles Fleischman at 301-944-7000; journalists may contact Pam Rasmussen, 301-944-7196.

This press release may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are not guarantees of the future, as there are a number of meaningful factors that could cause the company’s actual results to vary materially from those indicated by such forward-looking statements. Meaningful factors that could cause actual results to differ from expectations include, but are not limited to, the degree of acceptance of HPV testing by physicians, as well as other factors discussed in the company’s Securities and Exchange Commission filings. For other factors, reference is made to the discussion in the company’s annual and quarterly reports filed with the Securities and Exchange Commission.